Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-58167 and 333-58169) on Form S-8 of Denny’s Corporation of our report dated June 27, 2008, with respect to the statements of net assets available for benefits of the Denny’s 401(k) Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 11-K of the Denny’s 401(k).

Greenville, South Carolina
June 27, 2008